COMMERCE BANCORP [LOGO]



                                    CONTACTS
                                    --------


        Vernon W. Hill, II                        C. Edward Jordan, Jr.
      Chairman and President                     Executive Vice President

                                 (856) 751-9000




                       FOURTH QUARTER NET INCOME UP 40% AT
                                COMMERCE BANCORP
                       -----------------------------------


     January 15, 2004 -- Cherry Hill, New Jersey -- Commerce Bancorp, Inc. (NYSE
Symbol: CBH) reported record earnings and increased deposits, assets and loans for the fourth quarter of 2003, it was announced today by Vernon W. Hill, II, Chairman of the multi-bank holding company.


================================================================================
                       FOURTH QUARTER FINANCIAL HIGHLIGHTS
                       -----------------------------------
                                December 31, 2003

                                                                            %
                                                                        Increase
                                                                        --------
              o   Total Assets:                 $ 22.7 Billion             38%
              o   Total Deposits:               $ 20.7 Billion             42%
              o   Total (Net) Loans:            $  7.3 Billion             28%

              o   Total Revenues:               $ 303.0 Million            32%
              o   Net Income:                   $  56.6 Million            40%
              o   Net Income Per Share:         $   .71                    25%

                                     Three Months Ended                               Year Ended
                                      December 31, 2003                            December 31, 2003
                           -------------------------------------------    ------------------------------------------
                              2003          2002            % Increase     2003            2002           % Increase
                           -----------------------------------------------------------------------------------------
                                                  (dollars in thousands, except per share data)

Total Revenues:             $303,008       $229,711             32%     $1,088,344       $830,221             31%
Total Expenses:              206,281        160,879             28         763,392        579,168             32

Net Income:                   56,606         40,574             40         194,287        144,815             34

Net Income Per Share:           $.71           $.57             25%          $2.61          $2.04             28%


                                      Balance Sheet
                      ---------------------------------------------         Linked Quarter
                                                                      --------------------------
                      12/31/03    12/31/02      % Change    9/30/03   $ Increase      % Increase
                      --------------------------------------------------------------------------
                                          (dollars in millions)

Total Assets:          $22,712     $16,404          38%     $21,359      $1,353           6%
Total Loans (Net):       7,329       5,732          28        6,720         608           9
Core Deposits:          19,779      13,834          43       18,595       1,183           6
Total Deposits:         20,701      14,549          42       19,555       1,146           6

Chairman's Statement
--------------------

     Vernon W. Hill, II, Chairman, commenting on the Company's financial results said, " the unique Commerce business model continues to produce strong top-line revenue growth, driven by strong deposit growth."


Financial Highlights
--------------------

o    Net income increased 40% for the fourth quarter and 34% for 2003.

o    Earnings per share rose 25% for the fourth quarter and 28% for 2003.

o    Total revenues grew 32% for the fourth quarter and 31% for 2003.

o    For the fourth quarter, revenue growth exceeded expense growth.

o Net interest margin increased to 4.27%, up six basis points from the previous quarter.

o The yield on the investment portfolio increased to 4.86%, and duration dropped to 3.93 years.

o Core deposits grew $5.9 billion, or 43% for the year including $1.2 billion in growth during the fourth quarter.

o    Comparable store deposits grew 27%.

o The Company opened 13 new offices in the fourth quarter, completing our commitment to open 46 branches in 2003. For 2004, the Company plans to open 50 branches, including approximately 40 in Metro New York and 10 in Metro Philadelphia.

o Deposits in our New York City and Long Island markets increased to $1.5 billion and $1.2 billion, respectively.



Shareholder Returns
-------------------

                              Commerce      S & P Index
                              --------      -----------

                 1 year         23.85%          28.67%
                 5 years        19.22           - .57
                10 years        30.66           11.05


Future Guidance
---------------

     Due to our continued strong growth trends, we reiterate our growth targets:

                                                 Last 5-Year     Actual %
                                 Growth Targets    Growth %  Fourth Quarter 2003
                                 --------------    --------  -------------------

          Total Deposits:               25%          39%          42%
          Comp Store Deposits:          18%          22%          27%
          Total Revenue:                25%          32%          32%

          Net Income:                   25%          31%          40%
          Earnings Per Share:           20%          25%          25%

Total Deposits
--------------

     The Company's dramatic deposit growth continues with total deposits at December 31, 2003 of $20.7 billion, a $6.2 billion increase or 42% over total deposits of $14.5 billion a year ago, including $1.1 billion of growth in the fourth quarter.

                                  12/31/03         12/31/02        $ Increase        %Increase
                                  --------         --------        ----------        ---------
                                                     (dollars in millions)

          Core Deposits           $19,779          $13,834           $5,945             43%
          Total Deposits           20,701           14,549            6,152             42%

     Historically, deposits have increased as follows:

                                                                        Five Year Deposit Growth
                                                                        ------------------------
                                              12/31/03         12/31/02          12/31/01         12/31/00         12/31/99
                                              --------         --------          --------         --------         --------
                                                                         (dollars in millions)

          Core Deposits                        $19,779          $13,834           $9,497           $6,854           $5,412
          Total Deposits                       $20,701          $14,549          $10,186           $7,388           $5,609
          Average Branch Deposit Size
          Open 2 + Years                           $91              $80              $72              $73              $63

     At December 31, 2003 the five year average annual growth rate of total deposits is 39%.

     The deposit growth by markets served is as follows:

                                                                     Deposit Growth by Market
                                                                     ------------------------

                                     # of                                                $                %             Annualized
                                    Stores         12/31/03        12/31/02          Increase          Increase        Growth/Branch
                                    ------         --------        --------          --------          --------        -------------
                                                                              (dollars in millions)
          Metro Philadelphia          131          $10,767           $8,443           $2,324               28%            $19
          Northern New Jersey         101            7,302            5,244            2,058               39              24
          NYC Boroughs                 24            1,478              627              851              136              76
          Long Island                  14            1,154              235              919              391              98
                                      ---          -------          -------           ------               --             ---

                      Total           270          $20,701          $14,549           $6,152               42%            $30


Core Deposits
-------------

     The Company regards core deposits as all deposits other than public (governmental) certificates of deposit. Core deposit growth by type of account is as follows:

                                                                                         4th  Quarter
                                             Balance         Balance          Annual        Cost of
                                             12/31/03        12/31/02        Growth %        Funds
                                             --------        --------        --------        -----
                                                              (dollars in millions)
          Non-interest Bearing Demand         $4,575         $3,243             41%           0.00
          Interest Bearing Demand              8,574          5,635             52            0.69
          Savings                              4,222          2,862             48            0.71
          Time                                 2,408          2,094             15            1.99
                                             -------        -------             --            ----

                Total Core Deposits:         $19,779        $13,834             43%           0.70%

     Core deposit growth by type of customer is as follows:

                                                                                                      Annual       Comp Store
                                 12/31/03        % Total    12/31/02       % Total    $ Increase      Growth %      Growth%
                                 --------        -------    --------       --------   ----------      --------      -------
                                                                    (dollars in millions)
          Consumer                $9,760           49%       $7,181           52%       $2,579           36%           22%
          Commercial               6,599           34         4,800           35         1,799           37            25
          Government               3,420           17         1,853           13         1,567           85            52
                                 -------          ---       -------          ---        ------           --            --

                      Total      $19,779          100%      $13,834          100%       $5,945           43%           27%


Comparable Store Deposit Growth
-------------------------------

     Comparable store deposit growth is measured as the year over year percentage increase in core deposits for branches open two years or more at the balance sheet date. At December 31, 2003, the Company had 184 branches open for two years or more. Comparable store deposit growth by market served is as follows:

                                  # of                  %
                                 Stores             Increase
                                 ------             --------
          Metro Philadelphia       107                 27%
          Northern New Jersey       73                 26
          NYC Boroughs               4                 55
          Long Island                0                n/a
                                   ---               ----

          Total                    184                 27%


Net Income and Earnings Per Share
---------------------------------

     Net income totaled $56.6 million for the fourth quarter of 2003, up $16.0 million or 40% over net income of $40.6 million for the fourth quarter of 2002. The growth in net income for the fourth quarter of 2003 was driven by increased net interest income of 35% and increased non-interest income of 25%.

     On a diluted per share basis, net income for the fourth quarter was $.71 compared to $.57 for the fourth quarter of 2002, a 25% increase. Earnings per share for the fourth quarter of 2003 includes the impact of the Company's $209 million common stock offering completed in September 2003.

     For the year of 2003, net income totaled $194.3 million, up $49.5 million or 34% over net income of $144.8 million for 2002.

     On a diluted per share basis, net income for the year of 2003 was $2.61 compared to $2.04 for the year of 2002, a 28% increase.


                                                     Three Months Ended                                   Year Ended
                                                     ------------------                                   ----------
                                        12/31/03          12/31/02     % Increase       12/31/03           12/31/02     % Increase
                                        --------          --------     ----------       --------           --------     ----------
                                                          (dollars in thousands, except per share data)

          Net Income                    $56,606           $40,574         40%           $194,287           $144,815         34%
          Earnings Per Share               $.71              $.57         25%              $2.61              $2.04         28%


Effect on EPS of Expensing Stock Options
----------------------------------------

     If the Company had chosen to expense stock options beginning with grants issued in 2003, the impact on earnings per share for the fourth quarter of 2003 would have been $.02 per share, and $.07 per share for the year of 2003.


Total Revenues
--------------


                                                      Three Months Ended                                   Year Ended
                                                      ------------------                                   ----------
                                       12/31/03            12/31/02     % Increase        12/31/03          12/31/02     % Increase
                                       --------            --------     ----------        --------          --------     ----------
                                                            (dollars in thousands, except per share data)

          Total Revenues                $303,008           $229,711        32%           $1,088,344         $830,221        31%
          Revenue Per Share               $15.15             $12.85        18%               $14.62           $11.71        25%

Net Interest Income and Net Interest Margin
-------------------------------------------

     The Company's continued ability to grow deposits, resulting in significant earning asset growth, permitted the Company to record net interest income for the fourth quarter of $215.1 million, a 35% increase over the $159.5 million recorded a year ago.


     The net interest margin for the fourth quarter of 2003 was 4.27%, up six basis points from the margin for the third quarter of 2003. The increase in the margin was attributed primarily to an increase in the yield on the investment portfolio, which was due in part to higher reinvestment rates.

Net Interest Income and Rate/Volume Analysis
--------------------------------------------

     On a tax equivalent basis, net interest income in the fourth quarter of 2003 was $219.1 million, an increase of $55.9 million or 34% over the fourth quarter of 2002.

     As shown below, the increase in net interest income was due to volume increases in the Company's earning assets, which were fueled by the Company's rapid growth of low-cost core deposits.

                                                   Net Interest Income
                                -------------------------------------------------------------
                                 Volume           Rate            Total                  %
          2003 vs. 2002         Increase         Change          Increase            Increase
          -------------         --------         ------          --------            --------
                                                (dollars in millions)

          Fourth Quarter         $63,896          (7,972)         $55,924              34%
                Year            $220,097         (34,451)        $185,646              32%

Non-Interest Income
-------------------

     Non-interest income for the fourth quarter of 2003 increased to $87.9 million from $70.2 million a year ago, a 25% increase.

     Non-interest income for the year of 2003 increased to $332.5 million from $257.5 million in the year of 2002, a 29% increase.

     The growth in non-interest income for the fourth quarter and the year of 2003 was reflected in increased deposit charges and service fees and other operating income which are more fully depicted below:


                                                          Three Months Ended                             Year Ended
                                                          ------------------                             ----------
                                                  12/31/03     12/31/02     % Increase       12/31/03      12/31/02      % Increase
                                                  --------     --------     ----------       --------      --------      ----------
                                                                              (Dollars in thousands)

          Deposit Charges & Service Fees          $45,556       $36,604          24%         $160,678      $131,033          23%
          Other Operating Income:
              Insurance                            15,614        13,798          13%           66,482        55,875          19%
              Capital Markets                      13,682         8,476          61%           42,518        35,082          21%
              Loan Brokerage Fees                   4,628         6,183         (25)%          27,169        18,655          46%
              Other                                 7,316         5,154          42%           31,780        16,821          89%
                                                  ------------------------------------------------------------------------------
                 Total Other                      $41,240       $33,611          22%         $167,949      $126,433          33%
          Net Investment Securities Gains           1,088            --                         3,851            --
                                                  ------------------------------------------------------------------------------

          Total Non-Interest Income               $87,884       $70,215          25%         $332,478      $257,466          29%

Commerce Insurance Services
---------------------------

     Total revenues for the Company's insurance division were $15.6 million for the fourth quarter of 2003 compared to $13.8 million for the fourth quarter of 2002, a 13% increase. Total revenues for the year of 2003 were $66.5 million versus $55.9 million for the same period a year ago, a 19% increase.


Commerce Capital Markets
------------------------

     Total revenues for the Company's capital markets division were $13.7 million for the fourth quarter of 2003 compared to $8.5 million for the fourth quarter of 2002, a 61% increase. Total revenues for the year of 2003 were $42.5 million versus $35.1 million for the same period a year ago, a 21% increase.


     A breakdown of total revenues by division is as follows:

                                              Three Months Ended               Year Ended
                                              ------------------               ----------
                                           12/31/03       12/31/02      12/31/03        12/31/02
                                           --------       --------      --------        --------
                                                           (dollars in thousands)
          Trading & Sales                   $5,659         $1,931        $12,985        $11,534
          Public Finance                     3,812          3,683         14,870         13,450
          Retail & Asset Management          4,211          2,863         14,663         10,098
                                           -------         ------        -------        -------
                         Total             $13,682         $8,476        $42,518        $35,082


Non- Interest Expenses
----------------------

     Non-interest expenses for the fourth quarter of 2003 were $206.3 million, up 28% from $160.9 million a year ago. Non-interest expenses for the year of 2003 were $763.4 million, up 32% from $579.2 million for the year of 2002. The increase in non-interest expenses for the fourth quarter and the year of 2003 was widespread throughout all non-interest expense categories, reflecting the Company's branch expansion program.

     The Company's expense growth in 2003 reflects our continued expansion into New York City and Long Island, with minimal impact on the Company's efficiency ratio.

Lending
-------

     Loans increased $1.6 billion for the year of 2003 to $7.4 billion, including $616.5 million in the fourth quarter, a 9% linked quarter increase. Growth was widespread throughout all loan categories.

     The Company's primary strength is in building customer relationships and growing market share in deposits, loans, and related services. Consumer and small business loan growth is directly related to the Company's significant increase in branch locations, market expansion and added lending personnel.

     Geographically, loan growth has occurred in the following markets:

                                                 Portfolio Geographical Growth
                                                 -----------------------------
                                     12/31/03      12/31/02       Growth Rate    % of Total Growth
                                     --------      --------       -----------    -----------------
                                                    (dollars in millions)
          Metro Philadelphia          $4,659        $4,039            15%              38%
          Northern New Jersey          2,219         1,667            33               34
          New York/Long Island           563           116           385               28
                                      ------        ------          ----             ----

                      Total:          $7,441        $5,822            28%             100%


     The composition of the Company's loan portfolio is as follows:

                                                                             Loan Composition
                                                                             ----------------

                                        12/31/03        % of Total       12/31/02         % of Total    $ Increase        %Increase
                                        --------        ----------       --------         ----------    ----------        ---------
                                                                          (dollars in millions)

          Commercial                     $1,988              27%          $1,527              26%           $461             30%
          Owner-Occupied                  1,619              22            1,345              23             273             20
          Consumer                        2,523              34            1,963              34             561             29
          Commercial Real Estate          1,310              18              987              17             323             33
                                         ------            ----           ------            ----            ----           ----

                Gross Loans              $7,441             100%          $5,823             100%         $1,618
                Less: Reserves             (112)                             (91)                            (21)
                                         ------                           ------                          ------
                Net Loans                $7,329                           $5,732                          $1,597             28%

Asset Quality
-------------

     The Company's asset quality results are highlighted below:

                                                               Quarter Ended
                                                               -------------
                                                   12/31/03        9/30/03        12/31/02
                                                   --------        -------        --------

          Non-Performing Assets/Assets                .11%           .12%           .11%
          Net Loan Charge-Offs                        .16%           .18%           .19%
          Loan Loss Reserve/ Gross Loans             1.51%          1.52%          1.56%
          Non-Performing Loan Coverage                515%           449%           640%
          Non-Performing Assets/Capital
                and Reserves                            2%             2%             2%

     Non-performing assets and loans past due 90 days at December 31, 2003 totaled $24.1 million or .11% of total assets, versus $18.4 million, or .11% of total assets a year ago. Non-performing assets and loans past due 90 days or more represented 2% of stockholders' equity and the reserve for loan losses at December 31, 2003.


Investments
-----------

     The Company's cash flow from deposit growth and bond repayments totaled approximately $11.6 billion for the year of 2003. This significant cash flow provides the Company with ongoing reinvestment opportunities as interest rates change.

     At December 31, 2003, total investments increased to $13.1 billion from $8.6 billion at December 31, 2002.

     The portfolio is comprised primarily of high quality U.S. Government agency and mortgage-backed obligations. During the fourth quarter of 2003, the Company continued its ongoing review and repositioning of the portfolio to adjust for current and anticipated interest rate and yield curve levels. This repositioning of the portfolio involved sales of approximately $1.5 billion for the fourth quarter. This repositioning helped reduce the duration of the portfolio to 3.93 years at December 31, 2003. The yield on the portfolio increased from 4.48% at September 30, 2003 to 4.86% at December 31, 2003.

     Detailed below is information regarding the composition and characteristics of the Company's investment portfolio, excluding trading securities, as of December 31, 2003.


                                                                          Average       Average       Average       Average
        Product Description                               Amount           Yield       Book Price     Duration       Life
        -------------------                               ------           -----       ----------     --------       ----
                                                       (in millions)                                        (in years)
          Mortgage-backed Securities:

                Federal Agencies Pass Through
                Certificates (AAA Rated)                   $4,994           5.03%        $101.23        4.10        5.15

                Collateralized Mortgage
                Obligations (AAA Rated)                     6,717           4.90          100.66        3.56        4.43

          Obligations of State and
                      Political Subdivisions/Other          1,430           4.08           99.70        5.20        6.29
                                                          -------           ----         -------        ----        ----

                                        Total             $13,141           4.86%        $100.78        3.93        4.89

     The Company's mortgage-backed securities (MBS) portfolio comprises 89% of the total investment portfolio. The MBS portfolio consists of Federal Agencies Pass-Through Certificates and Collateralized Mortgage Obligations (CMO's) which are issued by federal agencies and other private sponsors. The Company's investment policy does not permit investments in inverse floaters, IO's, PO's and other similar issues since they are inconsistent with our philosophy of managing the investment portfolio to produce consistent recurring earnings over time.

     The Company's available for sale portfolio was basically break-even at December 31, 2003, with pre-tax depreciation of $5.9 million.

Linked Quarter Comparison
-------------------------

     A comparison of financial results for the quarter ended December 31, 2003 to the previous quarter ended September 30, 2003 is as follows: (dollars in thousands, except per share data)

                                                 Three Months Ended
                                                 ------------------                                    Linked Quarter
                                            12/31/03            9/30/03          $ Increase             % Increase
                                            --------            -------          ----------             ----------

          Total Assets                     $22,712,180        $21,359,169         $1,353,011                  6%
          Total Loans (Net)                  7,328,519          6,720,476            608,043                  9%
          Core Deposits                     19,778,922         18,595,755          1,183,167                  6%
          Total Deposits                    20,701,400         19,555,097          1,146,303                  6%

          Total Revenues                       303,008            279,267             23,741                  9%
                Net Interest Income            215,124            194,109             21,015                 11%
                Non-Interest Income             87,884             85,158              2,726                  3%
          Non-Interest Expense                 206,281            197,312              8,969                  5%
          Net Income                            56,606             49,474              7,132                 14%
          Net Income Per Share                    $.71               $.67               $.04                  6%

Capital Resources
-----------------

     Stockholders' equity at December 31, 2003 increased to $1.3 billion, a $359.3 million increase, or 39% over stockholders' equity of $918.0 million at December 31, 2002. In September 2003, the Company completed a public offering of five million shares of common stock, which generated $209 million in new capital to support our future growth.

     Return on average stockholders' equity (ROE) for the fourth quarter and for the year of 2003 (including and excluding unrealized securities gains/losses) are shown in the table below:

                                                                Return On Equity
                                                                ----------------

                                                 Three Months Ended               Year Ended
                                                 ------------------               ----------
                                               12/31/03       12/31/02      12/31/03      12/31/02
                                               --------       --------      --------      --------

          Including unrealized                   18.46%        18.32%        18.81%        18.50%
               securities gains/losses

          Excluding unrealized                   18.04%        20.71%        19.33%        20.28%
               securities gains/losses

     The Company's capital ratios at December 31, 2003 were as follows:

                                             Regulatory Guidelines
                                 Commerce     "Well Capitalized"
                                 --------     ------------------

          Leverage Ratio            6.61%           5.00%
          Tier I                   12.78%           6.00%
          Total Capital            13.75%          10.00%

Expansion Plans
---------------

     During the fourth quarter of 2003, the Company incurred approximately $78.2 million in capital expenditures, of which $54.5 million was related to the construction of new branches, $9.9 million was for the refurbishment of existing branch offices and the replacement of one existing branch, and $13.8 million was related to non-branch infrastructure expenditures including information technology.

Retail Activities
-----------------

     "America's Most Convenient Bank" continued its unique retail focus by offering the best in community branch banking and on-line banking. The Company's continued deposit growth consists of growth in "same-store" (existing branch) sales and increased deposits from newly opened branches.

     o    "Same Store Sales"
          ------------------

          "Same-store core deposit growth" at December 31, 2003 was 27% compared to the same period a year ago. Same store core deposit increases for the previous four quarters were 30%, 29%, 29% and 29%, respectively.

     o    New Branch Offices
          ------------------

          During the fourth quarter of 2003, the Company opened 13 new branch offices, completing our commitment to open 46 new branches in 2003, and increasing the total offices to 270. During the last three years, the Company has opened 120 of its 270 branches.

     Branches opened during the fourth quarter were as follows:

       Store Number      Location                    County
       ------------      --------                    ------

          258            Bridgewater Regional        Somerset (NJ)

          259            Broad & Sansom              Philadelphia (PA)

          260            Wall                        Monmouth (NJ)

          261            Horsham                     Montgomery (PA)

          262            West Orange                 Essex (NJ)

          263            Kings Highway               Brooklyn (Kings -NY)

          264            Prospeck Park               Brooklyn (Kings -NY)

          265            Astoria-Steinway            Queens (NY)

          266            Hylan Blvd.                 Staten Island (Richmond-NY)

          267            Richmond Ave.               Staten Island (Richmond-NY)

          268            Commack                     Suffolk (NY)

          269            Plainview                   Nassau (NY)

          270            Princeton                   Mercer (NJ)


     o    Commerce Online
          ---------------

          Commerce continued its leading role in on-line banking by increasing its penetration rate to 37.1%, which is one of the highest in America.

Forward-Looking Statements
--------------------------

     The Company may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission, in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

     These  forward-looking  statements  include  statements with respect to the
Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, are subject to significant risks and uncertainties and are subject to change based on various factors (some of which are beyond the Company's control). The words "may", "could", "should", "would", "believe", "anticipate", "estimate", "expect", "intend", "plan", and similar expressions are intended to identify forward-looking statements. The following factors, among others, could cause the Company's financial performance to differ materially from that expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies, including interest rate policies of the Board of Governors of the Federal Reserve System (the "FRB"); inflation; interest rates, market and monetary fluctuations; the timely development of competitive new products and services by the Company and the acceptance of such products and services by customers; the willingness of customers to substitute competitors' products and services for the Company's products and services and vice versa; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; changes in generally accepted accounting principles; the Company's allowance for loan losses being insufficient to meet actual loan losses; the ability to maintain the growth and further development of our community-based retail branching network; the growth and profitability of the Company's non-interest or fee income being less than expected; unanticipated regulatory or judicial proceedings; changes in consumer spending and saving habits; and the success of the Company at managing the risks involved in the foregoing.

     The Company cautions that the foregoing list of important factors is not exclusive and that any such forward-looking statements are not guarantees of further performance. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.